Synergy Financial Group, Inc.
310 North Avenue East
P.O. Box 130
Cranford, NJ  07016-0130
(908) 272-3838
(800) 693-3838




FOR IMMEDIATE RELEASE
---------------------
January 10, 2003
----------------




For further information contact:
--------------------------------
John S. Fiore
President and Chief Executive Officer
Ralph A. Fernandez
Vice President and Chief Financial Officer
(800) 693-3838, extenstion 3292


                          Synergy Bank Completes Merger
                        With First Bank of Central Jersey



CRANFORD, New Jersey, January 10, 2003 -- Synergy Financial Group, Inc. and its wholly-owned subsidiary, Synergy Bank, Cranford, New Jersey, announced today it has completed its merger with First Bank of Central Jersey, North Brunswick, New Jersey ("First Bank").

Pursuant to the merger agreement, total consideration paid to First Bank's shareholders will be approximately $2.1 million. Shareholders of First Bank approved the merger agreement at a meeting of shareholders held on December 18, 2002. As previously reported on December 30, 2002, Synergy received notice on December 27, 2002 that an order had been issued by the Superior Court of New Jersey, Chancery Division, Middlesex County, to enjoin the closing of the merger, as a result of a complaint filed on December 26, 2002 by John E. Pellizzari and Augusto Verissimo, stockholders of First Bank. By order dated
January 9, 2003, the injunction preventing consummation of the merger was lifted, and the closing of the merger occurred on January 10, 2003.



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Synergy Bank (page 2)


As of September 30, 2002, Synergy had total assets of approximately $416 million while First Bank had total assets of approximately $57 million. Prior to completion of this acquisition, Synergy Bank operated 16 offices in Middlesex, Monmouth, Morris and Union Counties, New Jersey. The two branch offices of First Bank, located in North Brunswick and Monroe, New Jersey, will be added to Synergy's branch network.

John S. Fiore, President and Chief Executive Officer of Synergy, stated "We are very pleased to have completed this transaction. Our constant goal is to improve stockholder value for Synergy investors."

This document may contain forward-looking statements. We caution that such statements may be subject to uncertainties and actual results could differ materially and, therefore, investors should not place undue reliance on any forward-looking statements. Synergy and First Bank specifically disclaim any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of any events or circumstances after the date of such statements.

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